EX‑35.3

(logo) WELLS

         FARGO

                                                                                                                                                                                                                                                                                                                                                                                                                                                                          Corporate Trust Services

MAC R1204-010

9062 Old Annapolis Road

Columbia, MD 21045

Tel: 410 884 2000

Fax: 410 715 2380

Banc of America Merrill Lynch Commercial Mortgage, Inc. Bank of America Tower

One Bryant Park

New York, New York 10036

RE: Annual Statement of Compliance for Morgan Stanley Bank Of America Merrill

Lynch Trust 2013-C8, Commercial Mortgage Pass-Through Certificates Series

2013-C8

Per the Pooling and Servicing Agreement dated as of February 1, 2013 (the "Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2014 (the "Reporting Period"):

(a) A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and

(b) To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

March 10, 2015

/s/ Brian Smith

BRIAN SMITH

Vice President

Wells Fargo Bank, N.A.